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Exhibit 10.13

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

OUTSOURCING SERVICES AGREEMENT

by and between:

1.
HireRight, a California corporation having its principal offices at 2100 Main Street, Suite 400, Irvine, CA 92614 ("HireRight"); and

2.
TransWorks Information Services Limited, a company incorporated under the Indian Companies Act of 1956 and having its registered office at Teritex Building, Saki Vihar Road, Mumbai 400 072, India ("TransWorks").

WHEREAS

A.
HireRight is a leading provider of web-based human resource screening solutions, including pre-employment background screening and employment and education verification services, that empower organizations with the information they need to hire qualified individuals while ensuring safe and secure workplaces;

B.
TransWorks, a wholly-owned subsidiary of the Aditya Birla Group, is one of India's leading outsourcing companies operating in the contact center and back-office processing space arenas;

C.
HireRight and TransWorks have engaged in negotiations and discussions whereby HireRight will outsource to TransWorks the performance of certain pre-employment and education verification services; and

D.
Transworks has agreed to provide the outsourcing services described in this Agreement on the terms and conditions set forth in this Agreement.

IT IS AGREED:

Article 1    Definitions and Construction.

        1.01    Definitions.    The following defined terms used in this Agreement shall have the meanings specified below:

          Agreement shall mean this Outsourcing Services Agreement.

          Business Days shall mean the days, on which HireRight is open for business in the United States, Monday to Friday, during the hours of operation—5:00 am to 5:00 pm PST, excluding HireRight holidays.

          Change(s) shall mean any change to the Services or the TransWorks Systems that would alter the functionality, performance standards or technical environment of the TransWorks Systems, the manner in which the Services are provided, the composition of the Services or the cost to HireRight of the Services.

          Change Control Procedures shall mean the written description of the change control procedures applicable to any Changes under this Agreement.

          Change in Control shall mean the: (a) consolidation or merger of TransWorks with or into any entity; or (b) the sale, transfer or other disposition of all or substantially all of the TransWorks assets to a third party. "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of TransWorks, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

          Confidential Information of the Parties shall mean all information and documentation of each Party, respectively, whether disclosed to or accessed by the other in connection with this Agreement, including (A) with respect to HireRight, (i) all HireRight Data, HireRight Intellectual Property and New Intellectual Property and all other information of HireRight or its providers, customers (including their employees and job applicants), suppliers, contractors and other third parties doing business with HireRight, and (ii) any information developed by reference to or use of HireRight's information, (B) with respect to HireRight and TransWorks, the terms of this Agreement; provided, however, that except to the extent otherwise provided by Law, the term "Confidential Information" shall not include information that (i) is independently developed by the recipient, as demonstrated by the recipient's written or electronic records, without violating the disclosing Party's proprietary rights, (ii) is or becomes publicly known (other than through unauthorized disclosure), (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, or (iv) is already known by the recipient at the time of disclosure, as demonstrated by the recipient's written records, and the recipient has no obligation of confidentiality other than pursuant to this Agreement, and (C) with respect to TransWorks, any information or documentation relating to TransWorks's business, business relationships, financial affairs, including financial reports, work plans, and structures, marked or identified as confidential, or if visually or orally disclosed, shall be identified as confidential at the time of disclosure and then summarized in a Transworks' writing provided to HireRight within thirty (30) days following such visual or oral disclosure.

          Consents shall mean all licenses, consents, authorizations and approvals that are necessary to allow TransWorks and TransWorks Agents during the Term and Termination Assistance Period to perform the Services as per the terms of this Agreement.

          Controversy shall mean a dispute, claim or question arising out of or relating to this Agreement, including its interpretation, performance or non-performance, termination or breach.

          Data Security Procedures shall have the meaning set forth in Article 9.03 and as further described in Schedule I.

          Default Cure Period shall have the meaning set forth in Article 24.03(a).

          Designated Service Levels shall mean the service levels and standards for the performance of the Services as described in Schedule A.

          Effective Date shall mean February 3, 2005, except that the provisions of Schedule A (Scope of Services and Designated Service Levels) and Schedule B (Fees) herein shall be effective and apply from and after conclusion of the Pilot Period (i.e., March 15, 2006).

          Fees shall mean the fees for the Services set forth in Schedule B.

          Extension Period shall have the meaning set forth in Article 2.02.

          Force Majeure Event shall have the meaning set forth in Article 15.01.

          Governmental Approval shall mean any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by Law for the consummation of the transactions contemplated by this Agreement.

          Governmental Authority shall mean any federal, state, municipal, local, territorial or other governmental department, regulatory authority, judicial or administrative body, domestic, international or foreign.

          HireRight Agents shall mean the employees, subcontractors and representatives of HireRight, other than TransWorks and TransWorks Agents.

          HireRight [***] shall mean the [***], as amended by HireRight from time to time during the Term.

          HireRight Data shall mean all data, information or programs accessed by TransWorks or TransWorks Agents at the HireRight Portal, or otherwise submitted to TransWorks or TransWorks Agents by or on behalf of HireRight in connection with the provision of the Services.

          HireRight Intellectual Property shall mean the Intellectual Property accessed or used by TransWorks or Transworks Agents in connection with the provision of the Services that is (a) owned, acquired or developed by HireRight or (b) licensed by HireRight from a third party.

          HireRight Portal shall mean the proprietary website developed, designed and implemented by HireRight, including [***] and the [***] application, and accessed and used by TransWorks and TransWorks Agents in connection with the provision of the Services.

          HireRight Vendor Manager shall mean the responsible HireRight employee designated to manage and coordinate the performance of HireRight's obligations under this Agreement as further described in Article 7.

          Implementation Completion Date shall have the meaning set forth in Article 5.03.

          Implementation Plan shall mean the implementation plan described in Schedule D.

          Initial Term shall have the meaning set forth in Article 2.02.

          Intellectual Property shall mean any patent, copyright, trademark or trade secret applicable to (a) processes, specifications, methodologies, procedures, and trade secrets, (b) software, tools and machine-readable texts and files, (c) literary work or other work of authorship, including documentation, reports, drawings, charts, graphics and other written documentation, and (d) proprietary tradenames, brands, logos or slogans.

          Interest shall mean interest at a rate of 1.5% per annum more than the prime rate reported in The Wall Street Journal for the date such amount was due, but in no event to exceed the highest lawful rate of interest.

          Law shall mean any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority, as amended from time to time.

          Losses shall mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable fees and expenses of litigation or other proceedings or of any claim, default, or assessment).

          New Intellectual Property shall mean any Intellectual Property created or developed pursuant to the performance of the Services, but excluding TransWorks Intellectual Property.

          New Service(s) shall mean any service that is outside the scope of the Designated Service Levels.

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

          New Service Level(s) shall mean any service level established by TransWorks and HireRight in connection with a New Service.

          Party shall mean either HireRight or TransWorks, as the case may be.

          Pilot Period shall mean the period following the Implementation Completion Date as further described in Article 2.01.

          Services shall mean, collectively, the Designated Service Levels, the New Service Levels being provided by TransWorks pursuant to this Agreement, and, during the Termination Assistance Period, the Termination Assistance Services.

          TransWorks Agents shall mean (a) TransWorks Key Personnel, (b) the TransWorks Program Staff, and (c) third party subcontractors, if any, approved by HireRight.

          TransWorks Intellectual Property shall mean the Intellectual Property, owned, acquired or developed by or on behalf of TransWorks or licensed, leased or otherwise obtained by TransWorks from a third party, but excluding HireRight Intellectual Property, HireRight Intellectual Property and the New Intellectual Property.

          TransWorks Key Personnel shall mean the TransWorks management representatives and TransWorks Program Manager listed on Schedule F.

          TransWorks Program Manager shall have the meaning set forth in Article 10.01.

          TransWorks Program Staff shall mean the TransWorks employees tasked to provide the Services under the supervision and direction of the TransWorks Program Manager as further described in Schedule F.

          TransWorks Service Location shall mean any authorized TransWorks service location listed on Schedule C.

          TransWorks Systems shall mean the equipment and technology generally described in Schedule G deployed by TransWorks at the TransWorks Service Location to access the HireRight Portal and provide the Services.

          Term shall mean the Initial Term and any renewal or extension of the Initial Term pursuant to Article 2.02.

          Termination Assistance Period shall mean a reasonable period of time designated by HireRight, up to ninety (90) days following the date of expiration or termination of this Agreement, during which TransWorks shall provide the termination assistance services in accordance with Article 25.

        1.02    Headings.    The Article and Article headings and Table of Schedules are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

        1.03    Interpretation of Documents.    Except as otherwise expressly set forth in the body of this Agreement or in any of the Schedules, in the event of a conflict between the provisions in the body of this Agreement and the Schedules, the provisions in the body of this Agreement shall prevail.

Article 2    Term.

        2.01    Pilot Period.    The term of the Pilot Period shall commence on the Implementation Completion Date and continue until March 15, 2006, unless earlier waived by HireRight.

        2.02    Initial Term.    The initial term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years following the expiration of the Pilot Period, or such earlier date upon which this Agreement may be terminated pursuant to Article 24 (the "Initial Term").

        2.03    Renewal and Extension.    Unless this Agreement is terminated earlier pursuant to Article 24, HireRight shall notify TransWorks at least ninety (90) days prior to expiration of the Initial Term ("Initial Term Expiration Date) as to whether HireRight desires to renew this Agreement. If HireRight provides TransWorks with notice that it does not desire to renew this Agreement, this Agreement shall expire on the Initial Term Expiration Date. If HireRight provides TransWorks with notice that it desires to renew this Agreement, but HireRight and TransWorks are unable to agree on the terms and conditions applicable to the renewal by the expiration of the Initial Term, HireRight shall be entitled to unilaterally extend the Agreement for an additional period not to exceed sixty (60) days ("Extension Period") at the same charges, terms and conditions in effect as of the Initial Term Expiration Date. If during the Extension Period HireRight and TransWorks are unable to reach agreement on the terms and conditions applicable to the renewal of this Agreement, this Agreement shall expire at the end of the Extension Period and the eligibility for termination assistance shall commence as provided in Article 25.

Article 3    Services.

        3.01    Generally.    Commencing on the Effective Date and continuing throughout the Term, TransWorks shall be responsible for providing to HireRight: (a) the Services in accordance with the terms of this Agreement and as necessary to meet the Designated Service Levels described in Schedule A, and (b) any incidental services, functions and responsibilities not specifically described in this Agreement, but which are required for the performance and delivery of the Services.

        3.02    Volume Increases/Decreases.    TransWorks shall increase or decrease the amount of the Services according to HireRight's request for the Services. TransWorks shall be obligated to provide the Services at the volumes requested by HireRight at the fees set forth in Schedule B. Increases or decreases in volume may result in Project Team Staffing adjustments as further described in Schedule F but shall not be treated as "Changes" for the purpose of the Change Control Procedures.

        3.03    Changes in Law and Regulations.

          a)    HireRight shall use commercially reasonable efforts to identify and notify TransWorks of any changes in Laws applicable to HireRight that may relate to HireRight and HireRight's use of the Services and or that may relate to TransWorks's delivery of the Services. As part of the Services, TransWorks and HireRight shall work together to identify the impact of such changes on the use and delivery of the Services.

        TransWorks shall use commercially reasonable efforts to perform the Services regardless of changes in Laws in India, including changes that may be notified by HireRight. If such changes prevent TransWorks from performing its obligations under this Agreement, TransWorks shall develop and, upon HireRight's approval, implement a suitable work around until such time as TransWorks can perform its obligations under this Agreement without such work around. If the changes are due to Laws applicable to TransWorks, then TransWorks shall (a) develop and implement such work around at its own expense and (b) pay to HireRight an amount equal to HireRight's costs and expenses associated with the work around. If the changes are due to Laws applicable to HireRight, then HireRight shall pay to TransWorks an amount equal to TransWorks's costs and expenses associated with the work around to the extent not already covered by the Fees.

        3.04.    Training.    TransWorks shall provide regular training necessary to ensure that the TransWorks Program Staff understands the requirements of Schedules A, F, H, and K, and as otherwise set forth in this Agreement, including but not limited to (i) compliance with the data security and confidentiality protocols called out by this Agreement, (ii) how to efficiently access and deploy the HireRight Portal and perform the related verifications, and (iii) the acquisition of proficient American English/accent skills. TransWorks shall promptly notify HireRight of such training programs and sessions.

        3.05    Reports.    TransWorks shall provide to HireRight, in a form acceptable to HireRight, the reports set forth in Schedule E and such other reports as HireRight may request from time to time. A copy of the audit reports produced by Ernst & Young, or other successor, as described in Article 21.02 (l) shall be promptly furnished to HireRight (with confidential customer information redacted as appropriate).

Article 4    TransWorks Systems and HireRight Portal.

        4.01    Provision of TransWorks Systems.    TransWorks shall provide at its expense the TransWorks owned and/or leased systems in accordance with the description and listing set forth in Schedule G.

        4.02    Maintenance and Support of TransWorks Systems.    TransWorks shall maintain, or enlist the services of third parties, to maintain the TransWorks Systems in fully operating condition at all times. In the event that the Transworks Systems go down, or otherwise cease to be operational, TransWorks shall promptly notify HireRight of such event.

        4.03    Provision of HireRight Portal.    HireRight shall provide at its expense the HireRight Portal in accordance with the description and listing set forth in Schedule G.

        4.04    Maintenance and Support of HireRight Portal.    HireRight shall maintain, or enlist the services of third parties, to maintain the HireRight Portal in fully operating condition at all times. In the event that the HireRight Portal goes down, or otherwise ceases to be operational, HireRight shall promptly notify TransWorks of such event.

Article 5    Operational Capabilities and Implementation.

        5.01    Operational Capabilities.    TransWorks shall provide the personnel and TransWorks Systems necessary to provide the Services and meet or exceed the Service Levels defined in Schedule A.

        5.02    Implementation Plan.    The deployment of such operational capabilities shall be in accordance with the Implementation Plan and Schedule set forth in Schedule D.

        5.03    Implementation Completion.    Upon the date of the successful completion of the acceptance tests called out in the Implementation Plan, HireRight shall notify TransWorks that the implementation is complete (the "Implementation Completion Date").

Article 6    New Services.

        New Services.    HireRight may from time to time during the Term request that TransWorks performs a New Service. Upon receipt of such a request from HireRight, TransWorks shall provide HireRight with a written proposal for such New Service, which shall include, if applicable:

          a description of the services, function and responsibilities TransWorks anticipates performing in connection with such New Service;

          a schedule for commencing and completing such New Service;

          TransWorks's prospective charges for such New Service, including a detailed breakdown of such charges;

          a description of any new Intellectual Property or enhancements to the TransWorks Systems to be provided by TransWorks in connection with such New Service (and the allocation of rights pertaining thereto);

          a description of the personnel resources necessary to provide the New Service;

          a list of any existing Intellectual Property or Transworks Systems included in or to be used in connection with such New Service (and the allocation of rights pertaining thereto);

          acceptance test criteria and procedures for any products, packages or services; and

          such other information requested by HireRight.

TransWorks shall not begin performing any New Service until HireRight has provided TransWorks with authorization to perform the New Service from the HireRight Vendor Manager and entered into a new work order, to be covered by the terms and conditions of this Agreement as may be modified by the new work order.

Article 7    HireRight Vendor Manager.

        HireRight Vendor Manager and On-Site Personnel.    HireRight shall appoint a HireRight Vendor Manager who shall serve as the primary HireRight representative under this Agreement. The HireRight Vendor Manager shall (a) have overall responsibility for managing and coordinating the performance of HireRight's obligations under this Agreement, and (b) be authorized to act for and on behalf of HireRight with respect to all matters relating to this Agreement (except with respect to renewing or amending this Agreement and renewing, amending or entering into contractual relationships). Notwithstanding the foregoing, the HireRight Vendor Manager may, upon notice to TransWorks, delegate such of his or her responsibilities to other HireRight employees, as the HireRight Vendor Manager deems appropriate. HireRight may at its discretion appoint an individual or individuals to be located on site at such TransWorks Service Locations as HireRight may designate from time to time. Upon notice to TransWorks that HireRight wishes to appoint any such on-site personnel, TransWorks shall provide such personnel with the reasonable and necessary facility equipment and services, including enclosed offices, telephones, fax machine and copier access and use and network connection.

Article 8    Service Levels.

        8.01    Designated Service Levels.    TransWorks shall perform the Designated Services in accordance with the Designated Service Levels set forth on Schedule A.

        8.02    New Service Levels.    TransWorks shall provide the New Services in accordance with the New Service Levels applicable to such New Services.

        8.03    Root-Cause Analysis.    Upon receipt of notice from HireRight that a service failure or problem has occurred, including a failure to meet a Service Level, TransWorks shall, as soon as reasonably practicable:

          a)    perform a root-cause analysis to identify the cause of such failure;

          b)    provide HireRight with a report detailing the cause of, and procedure for correcting, such failure; and

          c)     implement such procedure.

        8.04    Measurement and Monitoring Tools.    TransWorks shall implement the measurement and monitoring tools and procedures required to measure and report TransWorks's performance of the Services against the Service Levels. Such measurement and monitoring and procedures shall (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and (ii) be subject to audit by HireRight, or its designee. TransWorks shall provide HireRight and its designees with information concerning access to such measurement and monitoring tools and procedures upon request, for inspection and verification purposes.

Article 9    Service Locations.

        9.01    Service Locations.    The Services shall be provided (i) from the TransWorks Service Location(s), and (ii) from any other location for which TransWorks has received HireRight's approval.

        9.03    Data Security.    TransWorks shall establish and maintain data security safeguards at the Service Location(s) against the loss, alteration, or unauthorized use or duplication of the HireRight Data that shall be no less strict than the HireRight Data Security Procedure described in Schedule I. All TransWorks personnel shall be required to review such procedures and acknowledge same in writing. In the event HireRight reasonably requests additional safeguards (to those described in Schedule I) for HireRight Data, TransWorks shall provide such additional procedures and internal safeguards in accordance with HireRight's request and direction: provided, that HireRight agrees that in the event HireRight requires TransWorks to put in additional controls only specific to HireRight, then the cost thereof shall be borne by HireRight. In the event TransWorks intends to implement a change to its data security procedures, TransWorks shall notify HireRight and, upon HireRight's approval, implement such change. In the event TransWorks intends to implement a change to its data security procedures, TransWorks shall notify HireRight and, upon HireRight's approval, implement such change. In the event TransWorks or TransWorks Agents discovers or is notified of a breach or potential breach of security relating to the HireRight Data, TransWorks shall immediately (a) notify the HireRight Vendor Manager of such breach or potential breach, and (b) investigate and remediate the effects of the breach or potential breach.

        9.04    Security Relating to [***].    TransWorks shall not provide services from the Service Location(s) to any [***], or to any other [***]. Further, TransWorks shall establish strict internal procedures to preclude any possibility of a shared environment that could pose a risk of HireRight's Confidential Information being accessed by unauthorized TransWorks personnel providing services to [***].

Article 10    TransWorks's Employees and Subcontractors.

        10.01    TransWorks Program Manager.    TransWorks shall appoint an individual (the "TransWorks Program Manager") who from the date of this Agreement shall serve, on a full-time basis, as the primary TransWorks representative under this Agreement. TransWorks's appointment of a TransWorks Program Manager shall be subject to HireRight's prior approval. The TransWorks Program Manager shall (1) have overall responsibility for managing and coordinating the performance of TransWorks's obligations under this Agreement, and (2) be authorized to act for and on behalf of TransWorks with respect to all matters relating to this Agreement, except with respect to renewing or amending this Agreement and renewing, amending or entering into contractual relationships.

        10.02    TransWorks Key Personnel.    With respect to the TransWorks Key Personnel listed on Schedule F, the Parties agree as follows:

          a)    Each person identified in Schedule F, as "dedicated personnel" shall be dedicated to the HireRight account on a full-time basis. Each Key Person identified as "non-dedicated personnel" shall be dedicated to the HireRight account at the specified commitment level with the HireRight account being his or her primary responsibility and priority. In no event shall TransWorks Key Personnel have direct involvement in providing services to a HireRight Competitor.

          b)    Before assigning an individual to a TransWorks Key Personnel position, whether as an initial assignment or as a replacement, TransWorks shall obtain HireRight's approval for such assignment.

          c)     All personnel assigned to the HireRight account shall undergo a background verification, to be specified and performed by HireRight staff at TransWorks' expense.

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

          d)    If HireRight reasonably concludes that any individual should not continue in as TransWorks Key Personnel, then HireRight may in its reasonable discretion and upon notice to TransWorks require removal of such individual from the HireRight account. TransWorks shall, as soon as reasonably practicable, replace such individual with another qualified employee to serve as TransWorks Key Personnel.

        10.03    TransWorks Program Staff.    TransWorks shall only appoint individuals to perform the responsibilities of TransWorks Program Staff who possess suitable training and skills to perform the Services. The initial composition of the TransWorks Program Staff is detailed on Schedule F. TransWorks shall notify HireRight as soon as possible after dismissing or reassigning any member of the TransWorks Program Staff. In no event shall any member of the TransWorks Program Staff have involvement in providing services to a HireRight Competitor.

        10.04    Subcontractors.

          a)    Prior to subcontracting any of the Services (or amending, modifying or otherwise supplementing any subcontract relating to the Services), TransWorks shall notify HireRight of the proposed subcontract and shall obtain HireRight's approval of the subcontractor as well as certain material terms of the subcontract specified by HireRight.

          b)    No subcontracting shall release TransWorks from its responsibility for its obligations under this Agreement. TransWorks shall be responsible for the work and activities of each of the TransWorks Agents, including compliance with the terms of this Agreement. TransWorks shall be responsible for all payments to its subcontractors.

        10.05    Confidentiality.    Prior to assignment under this Agreement to perform the Services, all TransWorks Key Personnel, members of the TransWorks Program Staff, and any subcontractors approved by HireRight shall execute in favor of HireRight a confidentiality agreement in the form attached as Schedule J.

        10.06    Employee Responsibility.    TransWorks shall be responsible for all its employees, including for their compensation and remuneration. All TransWorks employees shall remain the employees of the TransWorks and shall not be considered or treated as employees of the HireRight. The TransWorks will indemnify and hold HireRight harmless from all such claims that any of its employees or subcontractors may raise against HireRight.

Article 11    Management and Control.

        11.01    Change Control Procedures.    TransWorks shall be subject to the Change Control Procedures, which shall provide, at a minimum, that:

          a)    No Change shall be implemented without HireRight's approval.

          b)    With respect to all changes, TransWorks shall (a) schedule Changes so as not to unreasonably interrupt HireRight's business operations, and (b) prepare and deliver to HireRight a notice and schedule for any planned Changes prior to the implementation.

          c)     TransWorks shall update the Change Control Procedures as necessary and shall provide such updated Change Control Procedures to HireRight for its approval.

Article 12    Proprietary Rights.

        12.01    HireRight Intellectual Property.    HireRight hereby grants to TransWorks a nonexclusive, nontransferable, limited right to access and use, to the extent permissible under the applicable third-party agreements, the HireRight Intellectual Property, solely for the purpose of performing the Services. TransWorks may, to the extent permissible under the applicable third-party agreements, permit

TransWorks Agents, in accordance with this Agreement, the right to have access to and use the HireRight Intellectual Property solely to provide those Services that such TransWorks Agents are responsible for providing and as may otherwise be agreed to by the Parties.

        12.02    TransWorks Intellectual Property.    TransWorks shall not use any TransWorks Intellectual Property for the performance of the Services except as approved by HireRight in writing.

        12.03    New Intellectual Property.    HireRight shall own New Intellectual Property. HireRight shall have all right, title and interest, including worldwide ownership of copyright and patent, in and to the New Intellectual Property and all copies made from it. TransWorks hereby irrevocably assigns, transfers and conveys, and shall cause its employees and TransWorks Agents to assign, transfer and convey, to HireRight without further consideration all of its and their right, title and interest in and to such New Intellectual Property, including all rights of patent, copyright, trade secret or other proprietary rights in such materials free and clear of all liens, encumbrances and other security interests. TransWorks acknowledges, and shall cause its employees and TransWorks Agents to acknowledge, that HireRight and the successors and permitted assigns of HireRight shall have the right to obtain and hold in their own name any intellectual property rights in and to such New Intellectual Property, if any. TransWorks agrees to execute, and shall cause its employees and TransWorks Agents to execute, any documents or take any other actions as may reasonably be necessary, or as HireRight may reasonably request, to perfect HireRight's ownership of any such New Intellectual Property.

        12.04    HireRight's Trademarks.    HireRight's trademarks, service marks and trade names are the property of HireRight, and TransWorks agrees that it shall not use any of HireRight's trademarks, service marks or trade names without HireRight's approval. TransWorks agrees not to register any HireRight trademarks, service marks or trade names without HireRight's approval. TransWorks shall not, without HireRight's approval, remove or alter any trademark, service mark, trade name, copyright, or other proprietary notices, legends, symbols, or labels appearing on or in materials pertaining to the Services and related documentation delivered to TransWorks by HireRight.

        12.05    Use of HireRight's Name.    TransWorks shall not, in the course of performance of this Agreement or thereafter, use HireRight's names in any advertising, promotional or promotional material or represent that HireRight is a client of TransWorks without HireRight's approval. Any public announcement regarding the Parties' relationship and the nature of this Agreement shall be coordinated between the Parties and shall be in a form agreed upon by the Parties.

        12.06    TransWorks's Trademarks.    TransWorks's trademarks, service marks and trade names are the property of TransWorks, and HireRight agrees that it shall not use any of TransWorks's trademarks, service marks or trade names without TransWorks's approval. HireRight agrees not to register any TransWorks trademarks, service marks or trade names without TransWorks's approval. HireRight shall not, without TransWorks approval, remove or alter any trademark, service mark, trade name, copyright, or other proprietary notices, legends, symbols, or labels appearing on or in materials pertaining to the Services and the Related Documentation delivered to HireRight by TransWorks.

Article 13    HireRight Data.

        13.01    Ownership of HireRight Data.    All HireRight Data is, or will be, and shall remain the property of HireRight or its customers and shall be deemed Confidential Information of HireRight. Without HireRight's approval, the HireRight Data shall not be, (i) used by TransWorks or TransWorks Agents for any purpose other than the performance of the Services, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by TransWorks or TransWorks Agents, or (iii) commercially exploited in any manner by or on behalf of TransWorks or TransWorks Agents. Upon request by HireRight, TransWorks shall execute and deliver, and shall cause TransWorks Agents to execute and deliver, any documents that may be necessary or desirable under any Law to preserve, or enable HireRight to enforce, its rights hereunder with respect to the HireRight Data.

        13.02    Correction of Errors.    TransWorks shall notify HireRight of any errors or inaccuracies in the HireRight Data and the reports delivered to HireRight under this Agreement. At HireRight's request and expense, TransWorks shall promptly correct any other errors or inaccuracies in the HireRight Data or such reports.

        13.03    Return of Data.    Upon request by HireRight at any time during the Term and upon expiration or termination of this Agreement, TransWorks shall (i) promptly return to HireRight, in the format and on the media requested by HireRight, all or any part of the HireRight Data, and (ii) erase or destroy all or any part of the HireRight Data in TransWorks's possession, in each case to the extent so requested by HireRight. In no event shall TransWorks and TransWorks Agents store or retain any HireRight Data or third party data accessed by TransWorks during the performance of the Services unless authorized by HireRight in writing.

Article 14    Consents.

        TransWorks Licenses and Permits.    TransWorks shall obtain, maintain and keep current, at TransWorks's expense, all Consents and Governmental Approvals. Upon TransWorks's request, HireRight shall use its reasonable best efforts to cooperate with and assist TransWorks in obtaining any such Governmental Approvals, to the extent reasonably possible.

Article 15    Force Majure.

        15.01    Force Majeure.    If and to the extent that a Party's (an "Affected Party") performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed directly or indirectly by the other Party or by fire, flood, earthquake, elements of nature (subject to the following sentence) or acts of God or any other similar cause beyond the reasonable foreseeable control of the Affected Party or a labor strike (each, a "Force Majeure Event"), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the Affected Party shall be excused for such hindrance, delay or non-performance, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and the Affected Party continues to use its best efforts to recommence performance whenever and to whatever extent reasonably possible without delay, including through the use of alternate sources, workaround plans or other means; provided, however, that the use of such alternate sources, workaround plans or other means shall cease, upon the cessation of the Force Majeure Event. For so long as a Force Majeure Event continues, the non-Affected Party shall, upon the Affected Party's reasonable request cooperate with the Affected Party. The Affected Party shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. In the event that the Force Majeure Event shall continue for a period exceeding twenty (20) calendar days, either party shall be entitled to terminate this Agreement.

        15.02    Alternate Source.    If and for so long as any Force Majeure Event prevents, hinders or delays performance of any Service, HireRight may procure part or all of the Services from an alternate source (and HireRight shall be responsible for the fees as set forth in Article 15.03).

        15.03    No Payment for Unperformed Services.    Nothing in this Article 15 shall limit HireRight's obligation to pay any charges due TransWorks under this Agreement; provided, however, that if TransWorks fails to provide the Services in accordance with this Agreement due to the occurrence of a Force Majeure Event, the Fees shall be adjusted in a manner such that HireRight is not responsible for the payment of any Fees (or other charges) for Services that TransWorks fails to provide.

Article 16    Fees.

        16.01    Designated Fees.    In consideration of TransWorks providing the Services, HireRight shall pay, or make available, to TransWorks the Fees in accordance with Schedule B. Except as expressly set forth in this Agreement or as provided for pursuant to the Change Control Procedures, there shall be no charge or fees payable by HireRight in respect of TransWorks's performance of its obligations pursuant to this Agreement.

        16.02    Adjustments to Fees.    All Fees shall remain in full force and effect for the Term and the Termination Assistance Period, except as expressly set forth in this Agreement.

        16.03    Rights of Set-Off.    With respect to any amount that (i) should be reimbursed to HireRight, or (ii) is otherwise payable to HireRight pursuant to this Agreement, HireRight may upon notice to TransWorks deduct the entire amount owed to HireRight against the charges otherwise payable or expenses owed to TransWorks under this Agreement.

        16.04    Proration.    Except as set forth in Schedule B, all periodic Fees or charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

        16.05    Most Favored Customer.    TransWorks's fees and charges to HireRight for the Services shall be at least as favorable as TransWorks' lowest fees and charges for comparable services provided to TransWorks' best customer.

Article 17    Payment Schedule And Invoices.

        17.01    Time and Form of Payment.    Any undisputed sum due to TransWorks pursuant to this Agreement shall be due and payable within thirty (30) days of receipt of invoice from TransWorks with late payments being subject to Interest beginning on the 31st day after such receipt of invoice from TransWorks via an electronic funds transfer to [***] Bank in India or such other financial institution designated by TransWorks upon sixty (60) days' notice to HireRight.

        17.02    Detailed Invoices.    TransWorks shall provide invoices with varying degrees of detail as requested by HireRight.

        17.03    Fee Dispute.    In the event of a dispute, HireRight shall pay any undisputed amounts to TransWorks and TransWorks shall continue to perform its obligations under this Agreement. The Parties shall cooperate in good faith to resolve any disputed payments.

Article 18    Taxes.

        18.01    Applicability of Taxes.    HireRight shall pay all Fees to TransWorks, exclusive of any applicable sales, use, gross receipts, excise, value-added, withholding, personal property or other taxes, levies or similar charges which shall be the responsibility of HireRight. In the event that a sales, use, excise, gross receipts, or services tax, levy or similar charge is assessed on the provision of the Services, however levied or assessed, HireRight shall bear and be responsible for and pay the amount of any such tax.

        18.02    Receipt.    The Parties shall promptly furnish to each other, as necessary, the official receipt of any payments made to the appropriate taxing authority.

Article 19    Audits Rights.

        19.01    Services.    Upon notice from HireRight and at the HireRight's cost, TransWorks shall provide HireRight, or its designated third party contractor, with access to and any assistance (including financial records, reports and supporting documentation) that they may require with respect to the Service Locations and the TransWorks Systems for the purpose of performing audits or inspections of

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Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

the Services and related Data Security procedures. If any audit by an auditor designated by HireRight results in TransWorks being notified that TransWorks is not in compliance with any Law or provision of this Agreement, TransWorks shall promptly take actions to cure such nonconformity under the termination for cause provisions of Article 24.03.

        19.02    Record Retention.    TransWorks shall retain records and supporting documentation sufficient to document the Services and the Fees paid or payable by HireRight under this Agreement for a period of four (4) years following the effective date of termination.

Article 20    Confidentiality.

        20.01    General Obligations.    The recipient Party shall hold all Confidential Information relating to or obtained by the disclosing Party in strict confidence. Except as permitted by this Agreement, neither Party or its Agents shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party's consent. Each of HireRight and TransWorks shall, however, be permitted to disclose relevant aspects of the other's Confidential Information to its officers, professional advisors, subcontractors and employees, provided that (i) such persons and/or entities have executed a confidentiality agreement substantially in the form set forth on Schedule J, and (ii) disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement. In all cases, however, the Parties shall take all reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees. The obligations in this Article shall not restrict any disclosure pursuant to any Law provided that the recipient shall give prompt notice to the disclosing Party of such order.

        20.02    Unauthorized Acts.    Without limiting either Party's rights in respect of a breach of this Article, each Party shall:

          a)    promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party's Confidential Information by any person or entity that may become known to such Party;

          b)    promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

          c)     cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and

          d)    promptly use its best efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

Each Party shall bear the cost it incurs as a result of compliance with this Article.

Article 21    Representations And Warranties.

        21.01    By HireRight.    HireRight represents and warrants that:

          a)    HireRight is a corporation duly incorporated validly existing and in good standing under the Laws of California;

          b)    HireRight has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

          c)     the execution, delivery and performance of this Agreement by HireRight has been duly authorized by HireRight and will not be in breach of or constitute a default under any other agreement which HireRight is a party or is bound;

          d)    HireRight is duly licensed, authorized, or qualified to do business and is in good standing in every jurisdiction in which a license, authorization, or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized, or qualified would not have a material adverse effect on HireRight's ability to fulfill its obligations under this Agreement;

          e)    HireRight is in compliance with all Laws applicable to HireRight and has obtained all applicable permits and licenses required of HireRight in connection with its obligations under this Agreement;

          f)     HireRight has not disclosed any Confidential Information of TransWorks other than as contemplated by this Agreement;

          g)     the information disclosed by HireRight under this Agreement does not violate any obligation of confidentiality assumed by HireRight; and

          h)    the HireRight Portal does not infringe upon the proprietary rights of any third party.

          i)     to HireRight's good faith, knowledge and belief, data/information like HireRight's productivity, average handling time, volume of business, and desired SLA's shared by HireRight with TransWorks are fairly accurate.

        21.02    By TransWorks.    TransWorks represents and warrants that:

          a)    TransWorks is a company duly incorporated, validly existing and in good standing under the Indian Companies Act of 1956;

          b)    TransWorks has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

          c)     the execution, delivery and performance of this Agreement by TransWorks (i) has been duly authorized by TransWorks, and (ii) will not conflict with, result in a breach of or constitute a default under any other agreement to which TransWorks is a party or by which TransWorks is bound;

          d)    TransWorks is duly licensed, authorized or qualified to do business and are in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of their assets or the transaction of business of the character transacted by them, except where the failure to be so licensed, authorized, or qualified would not have a material adverse effect on TransWorks ability to fulfill their obligations under this Agreement;

          e)    TransWorks is in compliance with all Laws applicable to TransWorks and has obtained all applicable permits and licenses required of TransWorks in connection with its obligations under this Agreement;

          f)     TransWorks has not disclosed any Confidential Information of HireRight other than as contemplated by this Agreement;

          g)     there is no outstanding or threatened litigation, arbitrated matter or other dispute to which TransWorks is a party which, if decided unfavorably to TransWorks, would reasonably be expected to have a material adverse effect on HireRight, TransWorks ability to fulfill its obligations under this Agreement;

          h)    the TransWorks Systems and proprietary business methods implemented at the Service Location do not infringe upon the proprietary rights of any third party;

          i)     the TransWorks Systems and the Services shall function in conformance with the applicable requirements and specifications in all respects;

          j)     the performance of Services shall be in accordance with the Service Levels and meet the highest professional standards;

          k)    TransWorks is certified to the COPC-2000® (Release 3.3) quality standard for process-based service and will maintain such certification (or higher) during the Term;

          (l)    TransWorks adheres to and complies with the stringent data norms called out by ISO 17799, US-GLBA and the UK-DPA and the Service Location shall be audited by Ernst & Young, or other comparable auditor, on an annual basis (internally every six months) to ensure continuing compliance with the ISO standard; and

          m)   TransWorks shall promptly notify HireRight of any outstanding or threatened litigation, arbitrated matter or other dispute to which TransWorks is or may be a Party which, if decided unfavorably to TransWorks, would reasonably be expected to have a material adverse effect on HireRight's or TransWorks's ability to fulfill its obligations under this Agreement.

Article 22    Additional Covenants.

        22.01    By HireRight and TransWorks.    The Parties covenant and agree that during the Term and Termination Assistance Period:

          a)    The Parties shall comply with all Laws applicable to them and shall obtain all applicable permits and licenses required of them in connection with its obligations under this Agreement;

          b)    Neither party will implement or design unauthorized methods for gaining access to the HireRight Portal, TransWorks Systems. or Confidential Information; and

          c)     The Parties shall not liquidate, wind-up or dissolve itself or, in connection with such actions, sell or dispose of any or all substantial part of its business, property or assets.

Article 23    Dispute Resolution.

        23.01    First Level.    Any Controversy first shall be considered in person or by telephone by the HireRight Vendor Manager and the TransWorks Program Manager within two (2) Business Days of receipt of a notice from either Party specifying the nature of the dispute. Any dispute not resolved by the HireRight Vendor Manager and the TransWorks Program Manager within five (5) Business Days of receipt of a notice of a dispute, or such other period agreed upon by the Parties, shall be submitted to senior management pursuant to Article 23.02.

        23.02    Escalation to Senior Management.    In the event the HireRight Vendor Manager and the TransWorks Program Manager are not able to resolve a Controversy pursuant to Article 23.01, each Party shall designate a senior management representative with authority to settle the Controversy. The disputing Party shall give the other Party written notice of the Controversy. Within ten (10) days after receipt of such notice, the receiving Party shall submit to the other a written response. The notice and response shall include (i) a statement of each Party's position and a summary of the evidence and arguments supporting its position, and (ii) the name and title of each Party's designated representative. The designated representatives shall meet (via telephone, video conferencing, or other mutually acceptable means) at a mutually acceptable time and place within fifteen (15) calendar days of the date of the disputing Party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Controversy.

        23.03    Binding Arbitration.    If the Controversy has not been resolved pursuant to Article 23.02, either Party may upon notice to the other Party submit the Controversy to binding arbitration before a single arbitrator under the rules of the American Arbitration Association, as may be revised from time to time. The Parties agree that all proceedings including, but not limited to, all communications, pleadings, arguments and discovery shall be conducted in the English language. The venue for such arbitration shall be exclusively in the city of Los Angeles, California. The Parties to this Agreement, by entering into it, are expressly waiving their rights to have any Controversy decided in a court of law or equity before a judge or jury, and instead are accepting the use of binding arbitration.

        In the event the Parties cannot agree upon a single arbitrator within ten (10) calendar days of notice of arbitration as set forth above, each Party shall choose one arbitrator within five Business Days after the expiration of such 10-day period and the two arbitrators so chosen shall choose a third arbitrator.

        The arbitration hearing shall be held within thirty (30) days following appointment of the final arbitrator, unless otherwise agreed to by the Parties. If either Party refuses or otherwise fails to participate in such an arbitration hearing, such hearing shall proceed and shall be fully effective in accordance with this Article, notwithstanding the absence of such Party. The arbitrator(s) shall determine the Controversy in accordance with the substantive Laws of the State of California of the United States of America. The arbitrator(s) may abstain from following the strict rules of evidence and may allow preliminary and dispositive proceedings and discovery prior to the arbitration hearing. The arbitrator(s) shall render their decision within thirty (30) days after the termination of the arbitration hearing. The arbitrator(s) may grant any remedy or relief deemed just and equitable with the exception of punitive or exemplary damages or as otherwise limited under the provisions of Article 27. The decision of the arbitrator, or a majority of the arbitration panel, shall be final and binding upon the Parties with no right to appeal. Judgment may be entered upon the award of the arbitrator(s) in any court of competent jurisdiction. Each Party shall assume its own costs, but the compensation and expenses of the arbitrator(s) and any administrative fees or costs associated with the arbitration proceeding shall be borne equally by each Party.

        This dispute resolution process shall be the sole and exclusive means for resolving any Controversy; provided, however, that either Party may seek a preliminary injunction, attachments or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the Parties will continue to participate in good faith in this dispute resolution process. The initiation of this dispute resolution process shall toll the running of the statute of limitations for any cause of action arising from the Controversy. All time limitations contained in the dispute resolution sections above may be altered by agreement of the Parties.

        23.04    Continuity of Services.    TransWorks acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of HireRight. Accordingly, in the event of a dispute between HireRight and TransWorks, TransWorks shall continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

Article 24    Termination.

        24.01    Termination for Convenience.    HireRight may terminate this Agreement, in whole or in part, for convenience (i) upon 90 days written notice during the Pilot Period, or (ii) upon written notice at any time thereafter by giving TransWorks notice of the termination at least one hundred and eighty (180) days prior to the termination date specified in the notice. TransWorks may terminate this Agreement, in whole or in part, for convenience (i) upon 90 days written notice during the Pilot Period, or (ii) upon written notice at ant time thereafter by giving HireRight notice of the termination at least one hundred and eighty (180) days prior to the termination date specified in the notice.

        If the combined number of full-time and part-time TransWorks verifiers assigned to HireRight's account is [***] or more, TransWorks shall provide HireRight with an additional ninety (90) days notice in the event Hire Right on a best effort basis is unable to locate an alternative service provider and transition the Services during the one hundred and eighty (180) days notice period.

        24.02    Termination for Change in Control of TransWorks.    In the event of: (1) a Change in Control of TransWorks that in HireRight's reasonable judgment would materially adversely affect the quality or performance of the Services, HireRight may terminate this Agreement by giving TransWorks notice of termination at least ninety (90) days prior to the termination date specified in the notice (and shall be entitled to termination assistance under the provisions of Article 25). TransWorks shall notify HireRight at least ninety days (90) days prior to the consummation of any Change in Control of TransWorks.

        24.03    Termination for Cause.

          a)    If TransWorks defaults in the performance of any of its material obligations under this Agreement (including without limitation any Designated Service Levels), and does not cure such default within thirty (30) days of receipt (the "Default Cure Period") of a notice of default (the "Default Notice"), then HireRight may, by giving notice to TransWorks, terminate this Agreement as of the termination date specified in the Default Notice. Further, in the event that TransWorks shall default two or more times in any three-month contiguous period (in the absence of Force Majeure Event), HireRight shall be entitled to immediately terminate upon written notice.

          b)    If HireRight fails to make undisputed payments due to TransWorks under this Agreement and does not cure such default within thirty (30) days of receipt of a Default Notice from TransWorks, then TransWorks may, by giving notice to HireRight, terminate this Agreement as of the Termination Date specified in the Default Notice.

        24.04    Termination Upon the Occurrence of a Critical Failure.    Upon the occurrence of a Critical Failure(s), HireRight may terminate this Agreement for cause (except if the failure qualifies as a Force Majeure event), without regard to the Default Cure Period.

        24.05    Termination for Insolvency.    In the event that TransWorks:

          a)    shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

          b)    shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (b) make a general assignment for the benefit of its creditors, (c) commence a voluntary winding up under the Indian Companies Act, 1956, (d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, winding-up or composition or readjustment of debts, (e) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any winding up petition filed against it or (f) take any corporate action for the purpose of effecting any of the foregoing or in each case above any similar laws applicable to TransWorks; or

          c)     shall have an order for relief entered against it in a winding-up petition;

then HireRight may, in its sole discretion by giving written notice thereof to TransWorks, terminate this Agreement as of the date specified in such termination notice.

Article 25    Termination Assistance.

        25.01    Termination Assistance Services.    TransWorks shall, upon HireRight's request, continue the performance of the Services during the Termination Assistance Period. The quality and level of performance during the Termination Assistance Period shall not be degraded. After the expiration of the Termination Assistance Period, TransWorks shall (i) provide support to the extent of answering questions from HireRight regarding the Services on an "as needed" basis and (ii) deliver to HireRight any remaining HireRight-owned reports and documentation still in TransWorks's possession.

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Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

        25.02    Exit Rights.    Upon the later of (i) the expiration or termination of this Agreement and (ii) the last day of the Termination Assistance Period (the "End Date"):

          a)    The rights granted to TransWorks in Article 12.01 shall immediately terminate and TransWorks shall (i) deliver to HireRight all copies of the HireRight Intellectual Property in the form in use as of the End Date, or (ii) at the option and instruction of HireRight, destroy or erase copies of the HireRight Intellectual Property in TransWorks's possession. TransWorks shall, upon HireRight's request, certify to HireRight that all such copies have been delivered, destroyed or erased; and

          b)    TransWorks shall return to HireRight all assets owned, licensed or leased by HireRight.

Article 26    Indemnities.

        26.01    Indemnity by HireRight.    HireRight shall indemnify TransWorks from, and defend and hold TransWorks harmless from and against, any Losses suffered, incurred or sustained by TransWorks or to which TransWorks becomes subject, resulting from or arising out of any third party claim:

          a)    that HireRight has breached a representation or warranty as forth in Article 21.01 (h). If the HireRight Portal ("Infringing Item") is held to constitute an infringement of a third party proprietary right and use of an Infringing Item is enjoined temporarily or permanently, HireRight, in addition to indemnifying TransWorks for any damages relating to such infringement shall, at its option and expense: (i) procure for TransWorks the right to continue to access and use the Infringing Item; (ii) modify the Infringing Item so it becomes non-infringing; or (iii) if neither of the foregoing options is reasonably available or commercially practicable, terminate this Agreement under the provisions of Article 24.01. The foregoing shall be the sole and exclusive remedy for breach of Article 21.01 (h);

          b)    relating to any amounts, including taxes, interest and penalties, assessed against TransWorks that is the obligation of HireRight pursuant to Article 18;

          c)     relating to personal injury (including death) or property loss or damage resulting from the gross negligence of HireRight's employees or Agents at the TransWorks Service Location; or

          d)    arising out of the breach of a representation or warranty made by HireRight in Articles 21.01 and 22.01.

          e)    arising out of Hire Right's failure to provide services to its customers (provided such failure is not caused by or the result of TransWorks breach of this Agreement), or

          f)     arising out of any defect or deficiency in any services provided by HireRight to its customers (provided such defect or deficiency is not caused by or the result of TransWorks breach of this Agreement), or

          g)     arising out of any script or other written or oral presentations furnished by HireRight to TransWorks or approved in writing by HireRight for use by TransWorks, or

          h)    arising out of any action taken by TransWorks at the request or upon the instructions of HireRight and in accordance with such request or instructions.

        26.02    Indemnity by TransWorks.    TransWorks shall indemnify HireRight from, and defend and hold HireRight harmless from and against, any Losses suffered, incurred or sustained by HireRight or to which HireRight becomes subject, resulting from or arising out of any third party claim:

          a)    relating to a breach of Article 21.02 (h). If the Services, System, or business methods ("Infringing Item") are held to constitute an infringement of a third party proprietary right and use of an Infringing Item is enjoined, TransWorks, in addition to indemnifying HireRight for any damages relating to such infringement shall, at its option and expense: (a) procure the right to continue to perform or use the Infringing Item; (b) modify the Infringing Item so it becomes non-infringing; or (c) if neither of the foregoing options is reasonably available, terminate this Agreement under the provisions of Article 24.01. The foregoing shall be the sole and exclusive remedy for breach of Article 21.02 (h);

          b)    negligent performance of the Services provided by TransWorks;

          c)     relating to the failure by TransWorks to obtain, maintain or comply with the Consents and Governmental Approvals;

          d)    made by an employee or agent of the TransWorks in relation to (a) a violation of Law for the protection of persons or members of a protected class or category of persons by TransWorks, including unlawful discrimination, (b) work-related injury, except as may be covered by TransWorks's workers' compensation plan, and (c) the maintenance of TransWorks's internal policies and procedures (and the implementation thereof), including those required by the provisions of this Agreement;

          e)    relating to any amounts, including taxes, interest and penalties, assessed against HireRight that is the obligation of TransWorks pursuant to Article 18;

          f)     relating to personal injury (including death) or property loss or damage to the extent caused by TransWorks's or TransWorks Agents' acts or omissions;

          g)     arising out of the breach of a representation or warranty made by TransWorks in Articles 21.02 and 22.01; or.

          h)    arising out of TransWork's performance of services for any of its customers other than Hireright.

        26.03    Indemnification Procedures.    If any third-party claim is commenced against a party entitled to indemnification under the provisions of Article 26.01 or Article 26.02 (the "Indemnified Party"), notice thereof shall be given to the party that is obligated to provide indemnification (the "Indemnifying Party") as promptly as practicable. If, after such notice, the Indemnifying Party shall acknowledge that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party, such consent not to be unreasonably withheld. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Article, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

Article 27    Limitation of Liability.

        Except for a breach of Article 20 ("Confidentiality") or the performance of the indemnification obligations of this Agreement regarding third party claims, neither HireRight nor TransWorks shall be liable for, nor will the measure of damages include, any indirect, incidental, special or consequential damages or amounts for loss of income, profits or savings arising out of or relating to its performance under this Agreement.

Article 28    Insurance and Performance.

        28.01    Insurance.    During the Term and for a period of one year following the End Date, TransWorks shall obtain and maintain at its own expense, insurance from a third party, that is rated "A" in Best's Insurance Guide or otherwise reasonably acceptable to HireRight, of the type and in the amounts set forth below:

          statutory worker's compensation in accordance with applicable Laws; (TransWorks shall provide Workers Compensation insurance covering TransWorks employees pursuant to Indian laws and at the statutory limits required under Indian laws)

          if and to the extent practicably available, employer's liability insurance in an amount not less than US$ one (1) million per occurrence;

          commercial general liability including bodily injury, property damage, and contractual liability assumption with a combined single limit of not less than US$ five (5) million;

          except as may otherwise be agreed, professional liability and errors and omissions insurance in an amount not less than US$ one million (1) per claim.

        28.02    Insurance Documentation.    TransWorks shall, upon HireRight's request, furnish to HireRight certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverages referenced in Article 28.01 and naming HireRight as an additional insured. TransWorks and/or its insurance carrier shall provide at least thirty (30) advance written notice to HireRight of any intention on the part of the carrier to cancel such coverage.

Article 29    Miscellaneous Provisions.

        29.01    Assignment.    Neither Party shall, without the consent of the other Party, assign this Agreement or any amounts payable pursuant to this Agreement, except that HireRight may assign this Agreement in connection with the merger or sale of substantially all of its assets or capital stock without such consent. The consent of a Party to any assignment of this Agreement shall not constitute such Party's consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection shall be void.

        29.02    Notices.    Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when sent by e-mail, facsimile to the facsimile number specified below or delivered by hand to the address specified below:

  In the case of HireRight:

  HireRight, Inc.
  2100 Main Street, Suite 400
  Irvine, CA 92614
  Attention: Vice President of Operations

  With copy to: HireRight Legal Department

  In the case of TransWorks:

  TransWorks Information Services Limited
  Teritex Building
  Saki Vihar Road
  Mumbai 400 072 India
  Attention: Vice President Mumbai Operations

Either Party may change its address or facsimile number for notification purposes by giving the other Party thirty (30) days' notice of the new address or facsimile number and the date upon which it will become effective. Email notification will also satisfy the notice provisions of this Article 28.08 if the receiving Party acknowledges receipt.

        29.03    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties. This Agreement may be executed by facsimile.

        29.04    Relationship.    The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to create among the parties a relationship of partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, affiliate or contractor of TransWorks shall be deemed to be an employee, agent or contractor of HireRight. TransWorks assumes sole and full responsibility for the acts of the officers, directors, employees, and contractors. Neither Party shall have any right, power or authority, express or implied, to bind the other.

        29.05    Consents, Approvals and Requests.    Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld, conditioned, or delayed and each Party shall make only reasonable requests under this Agreement.

        29.06    Severability.    If any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to Law, invalid or otherwise unenforceable in any jurisdiction, then to the fullest extent permitted by law (a) the same shall not effect the other provisions of this Agreement, (b) such provision shall be deemed modified to the extent necessary in the tribunal's opinion to render such provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest extent the intent and agreements of the Parties set forth herein and (c) such finding of invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

        29.07    Waivers.    No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

        29.08    Remedies Cumulative.    No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.

        29.09    Entire Agreement.    This Agreement and the Schedules to this Agreement represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter. This Agreement expressly supersedes the Letter of Intent ("LOI") signed and accepted between the parties on February 3, 2005 except for Section 4 (limited to disclosure of confidential information shared between the parties during the pendency of the LOI) of the LOI that survives termination.

        29.10    Amendments.    No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the Parties.

        29.11    Survival.    Articles 13.01, 13.03, 19, 20, 23, 25.02, 26, 27, and 29 shall expressly survive the expiration or termination of this Agreement.

        29.12    Third-Party Beneficiaries.    Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties, except as may be required by Law.

        29.13    Governing Law.    This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the Laws of the State of California, United States of America, excluding any conflicts of law provisions.

        29.14    Sole and Exclusive Venue.    Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively before the American Arbitration Association, as such procedure is set forth in Article 23.

        29.15    Covenant of Further Assurances.    HireRight and TransWorks covenant and agree that, without any additional consideration, each of HireRight and TransWorks shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

        29.16    Negotiated Terms.    The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

        29.17    Export.    HireRight and TransWorks for purposes of this Agreement shall not knowingly export or re-export any U.S.-origin products or technical data under this Agreement, directly or indirectly, to any destination without the approval or authorization of the applicable U.S. government export licensing agency.

        29.18    Nonsolicitation.    Except as expressly set forth herein or as otherwise agreed by the Parties, during the Term, neither Party shall actively solicit the employment of any individual while that individual is an employee of the other Party.

IN WITNESS WHEREOF, each of HireRight and TransWorks has caused this Agreement to be signed and delivered by its duly authorized representative.

HireRight, Inc.		TransWorks Information Services Limited
By:	/s/ LISA GALLAGHER	By:	/s/

Name:	Lisa Gallagher	By:

Title:	VP Operations	By:	Sr. V.P. Finance

Date:	February 3, 2005	By:	February 3, 2005

TABLE OF SCHEDULES

Schedule A	Scope of Services and Designated Service Levels
Schedule B	Fees
Schedule C	TransWorks Service Location(s)
Schedule D	Implementation Plan and Schedule
Schedule E	Reporting
Schedule F	TransWorks Key Personnel and Program Team Staffing
Schedule G	TransWorks Systems and HireRight Portal; Backup Voice Connectivity
Schedule H	[***]
Schedule I	Data Security Procedures
Schedule J	Confidentiality Agreement—TransWorks Persons

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule A

Scope of Services and Designated Service Levels

[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule B

Fees

1.
Telephone Verifier Fees—

a.
Steady state verifiers & expected attrition (attrition rate assumed by agreement to be [***])—US $[***] per closed Verification request. Rates are fixed based on a productivity assumption of [***] per hour post ramping and [***] per hour during the ramping period.

b.
[***]

2.
Other Telephone Work—$[***] per FTE hour for other telephone work

3.
US$ [***] per FTE hour for online research work

4.
US$ [***] per FTE hour for data entry work

5.
Overtime pay—In the event that HireRight expressly requests that TransWorks work overtime to produce more than the forecasted volume, HireRight will pay a [***] premium above and beyond the above stated rates. Overtime worked by TransWorks to meet the forecasted volume will not be subject to overtime. Overtime pay shall not apply to overtime worked at TransWorks due to productivity below the levels referenced in 1.

6.
The above rates, except the overtime premium percentage, will be subject to price escalation of [***] starting from the third year from the date of signing of the contract between HireRight and TransWorks.

7.
Volume forecasts will be provided by HireRight at least [***] days in advance and they will be updated monthly to maintain a [***] day rolling staffing forecast. TransWorks will staff sufficiently to meet the volume in the forecast.

8.
All of the above Fees detailed in Schedule B will be renegotiated upon request by HireRight when productivity and/or quality improvements are made to reduce the cost of service delivery. Renegotiations will take place no more frequently than quarterly. Improvements will be based on % improvements over Rancho performance prior to and following improvements. Should HireRight and TransWorks mutually engage in a productivity or quality improvement program resulting in a reduction in program cost, the parties will divide the ongoing benefit assuming that both parties participate equally in the cost of improving the program. To the degree that one party invests at a greater percent of time, resources or money, a settlement of the difference will be negotiated between the parties.

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule C

TransWorks Service Location(s)

1.
TransWorks' existing Mumbai, India facility unless otherwise authorized

Schedule D

Implementation Plan and Schedule

[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule E

Reporting

Reporting

Report	Responsible Party	Frequency	Items included in report
Employee Work Hours	TransWorks	Daily	[***]
Absenteeism Report	TransWorks	Daily	[***]
Daily Review	TransWorks	Daily	[***]
Late Code	TransWorks	Daily	[***]
Day 1 Completed	TransWorks	Daily	[***]
Daily Performance and Metrics Report	TransWorks	Daily	[***]
Key Client Report	TransWorks	Weekly	[***]
Weekly Review	TransWorks	Weekly	[***]
Quarterly Business Review	TransWorks	Quarterly	[***]
Billing Invoice	TransWorks	Monthly	[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule F

Key Personnel and Program Team Staffing

[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule G

TransWorks Systems and HireRight Portal;
Backup Voice Connectivity

[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule H

[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule I

Data Security Procedures

[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Schedule J

        THIS CONFIDENTIALITY AGREEMENT (this "Agreement") is made and entered into by and between (i) HireRight, Inc. ("HireRight"), (ii) TransWorks HireRight Information Services Ltd. ("TransWorks") and (iii)                         ("TransWorks Person").

R E C I T A L S

        WHEREAS, HireRight and Transworks have entered into an Outsourcing Services Agreement dated                        (the "Outsourcing Services Agreement").

        WHEREAS, Article 10.05 of the Outsourcing Agreement requires all TransWorks personnel and approved subcontractors to enter into this Agreement and undertake the strict confidentiality and nondisclosure obligations set forth herein prior to performing any services under the scope of the Outsourcing Services Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Confidentiality.    TransWorks Person understands and acknowledges that any HireRight Information used or disclosed to him or her is confidential and secret and is at all times the sole and exclusive property of HireRight. TransWorks Person agrees (i) not to disclose or permit access to any aspect or portion of the HireRight Information to third parties without the prior written consent of HireRight, (ii) to hold the HireRight Information in strict confidence and to take reasonable precautions to protect the confidentiality of such HireRight Information (which precautions shall be no less strict than those utilized by TransWorks with respect to its own information of similar kind), (iii) not to make any use whatsoever at any time of any the HireRight Information, except to perform the obligations of the Outsourcing Services Agreement, and (iv) not to copy such HireRight Information, or reverse engineer or disassemble any products, technology or tangible objects that utilize or contain such HireRight Information.

        2.    Definition of HireRight Information.    For the purposes of this Agreement, "HireRight Information" shall include, without limitation, the following:

    (a)
    All HireRight intellectual property, including but not limited to any patent, copyright, trademark or trade secret applicable to (a) processes, specifications, methodologies, procedures, and trade secrets, (b) software, tools and machine-readable texts and files, (c) literary work or other work of authorship, including documentation, reports, drawings, charts, graphics and other written documentation, and (d) proprietary tradenames, brands, logos or slogans The term "software" includes various stages of development and includes, without limitation, the literal elements of a program (source code, object code or otherwise), its audiovisual components (menus, screens, structure and organization), any human or machine readable form of the program and any writing or medium in which the program or the HireRight Information therein is stored, written or described, including, without limitation, diagrams, flow charts, designs, drawings, specifications, models, data, bug reports and consumer HireRight Information;

    (b)
    All HireRight data, including but not limited to shall mean all data, HireRight Information or programs accessed by TransWorks Person at the HireRight portal, or otherwise submitted to the TransWorks Person by or on behalf of HireRight in connection with the provision of the services under the scope of the Outsourcing Services Agreement;

    (c)
    All HireRight marketing and sales plans, product development plans, competitive analyses, benchmark test results, business and financial plans or forecasts, current and historical financial statements, non-public financial HireRight Information and agreements, customer and employee lists of either party hereto, training guides and manuals, operational processes and procedures; and

    (d)
    Any HireRight Information of the type described above that TransWork Person or TransWorks has a legal obligation to treat as confidential or that could be perceived to be reasonably considered by HireRight to be confidential or proprietary, whether oral or written and whether or not owned or developed by HireRight.

However, the HireRight Information shall not include any information that: (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by TransWorks Person; or (ii) was lawfully received by TransWorks Person or TransWorks from a third party free of any obligation of confidence; or (iii) is independently developed by TransWorks Person or TransWorks without the use of the HireRight Information.

        3.    Disclosure to Co-Workers and Other TransWorks Personnel.    TransWorks Person hereto shall (i) limit the disclosure of the HireRight Information to those co-workers who have a legitimate "need to know" such HireRight Information for the sole purpose of performing the services required by the Outsourcing Services Agreement, and (ii) advise and bind in writing all such individuals and Transworks personnel of the confidential and secret nature of the HireRight Information.

        4.    Court Ordered Disclosure.    TransWorks Person may disclose the HireRight Information to the extent required by law or court order, provided that TransWorks gives HireRight prompt and reasonable advance written notice of such required disclosure, and provides reasonable cooperation (not including expenditure of funds) in any effort by HireRight to obtain a protective order or other confidential treatment.

        5.    Notification of Unauthorized Use.    TransWorks Person hereto agrees to promptly notify HireRight in writing of any publication, public dissemination or unauthorized use of any portion of the HireRight Information and/or of any facts indicating that unauthorized persons may have become aware of portions of the HireRight Information or have been soliciting or attempting to acquire portions of the HireRight Information without authorization from HireRight to do so.

        6.    Nonwaiver.    The failure of any party hereto to object to or seek a remedy for any breach of any provision of this Agreement shall not operate as a waiver of such breach or of any right or remedy that may be available to HireRight.

        7.    Injunction.    In the event of a breach or threatened breach by TransWorks Person of the non-use or nondisclosure obligations of this Agreement, HireRight hereto shall be entitled, in addition to any other remedies and damages available, to seek an injunction to restrain the violation of such obligations by TransWorks Person.

        8.    Severability.    If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination shall be final, such provision or portion shall be deemed to be severed or limited, but the remaining provisions and portions of this Agreement shall remain enforceable.

        9.    No License.    This Agreement does not grant to either party any license or rights under or to any aspect or portion of the HireRight Information, or any use thereof, except for the purposes expressly set forth in this Agreement, nor is there any implied obligation of either party hereto to grant such license or right to the HireRight Information at any point in the future.

        10.    Nonassignment.    No party hereto shall, in whole or in part, assign any of rights under this Agreement without the prior written consent of the HireRight hereto, which consent may be withheld in the sole discretion of HireRight, and any attempt to do so without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

        11.    Return of HireRight Information.    Promptly following written demand from HireRight, the TransWorks Person shall deliver to HireRight any and all HireRight Information within his or her control or possession, including all copies of the HireRight Information.

        12.    Survival.    TransWorks Person's non-use and nondisclosure obligations set forth herein shall survive the termination of this Agreement.

        13.    Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of California.

        14.    Attorneys' Fees.    In the event of any proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all of its costs and expenses incurred in connection with such proceeding, including court costs and reasonable attorneys' fees, whether or not such proceeding is prosecuted to judgment.

        15.    Entire Agreement.    The provisions contained herein represent the entire agreement between the parties hereto with regard to the use and disclosure of the HireRight Information.

HireRight, Inc.	TransWorks Person:
By:	Title:
Title:	Date:
TransWorks Information Services Limited
By:
Title:

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  Exhibit 10.13